Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-145845 August 11, 2009

Barrier Optimization Securities with Partial Protection

Linked to the Dow Jones-UBS Commodity IndexSM

Tactical Market Exposure to Complement Traditional Investments

Barclays Bank PLC Securities linked to the Dow Jones-UBS Commodity IndexSM due February 28, 2011

Investment Description

These Barrier Optimization Securities with Partial Protection Linked to the Dow Jones-UBS Commodity IndexSM (the “Securities”) are notes issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the Dow Jones-UBS Commodity IndexSM (the “Index”). The Securities are designed to provide exposure to the potential positive performance of the Index subject to the Return Barrier. If the Index Return is greater than zero over the term of the Securities and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate of 100%. If the Index Return is between 0% and -10%, inclusive, and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive the principal amount. If the Index Return is less than -10% and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, per Security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return in less than -10%. If the Closing Level of the Index is above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount plus a conditional payment equal to 10.00% of the principal amount. Investing in the Securities involves significant risks. You may lose up to 90% of your initial investment. The partial protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any partial protection feature, is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity: If you believe that the Index will never close above the Index Barrier on any day during the Observation Period, the Securities provide an opportunity for exposure to positive index returns with reduced exposure to negative index returns at maturity. If the Index closes above the Index Barrier on any day during the Observation Period, you will only receive a return equal to the contingent payment at maturity and will have no exposure to positive or negative index returns.

❑

Partial Protection Feature: If you hold the Securities to maturity and the Index never closes above the Index Barrier on any day during the Observation Period, your investment will be protected from the first 10% decline in the Index, subject to the creditworthiness of the Issuer, Barclays Bank PLC, and will have 1-for-1 downside exposure to any negative index returns below -10%. If the Index closes above the Index Barrier on any day during the Observation Period, your investment will be fully principal protected, subject to the creditworthiness of the Issuer, Barclays Bank PLC.

Key Dates1

Trade Date	August 26, 2009
Settlement Date	August 31, 2009
Final Valuation Date[2]	February 22, 2011
Maturity Date[2]	February 28, 2011

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement in the event of a market disruption event as described under “Security Market Disruption Events” in this free writing prospectus.

Security Offering

We are offering Barrier Optimization Securities with Partial Protection Linked to the Dow Jones-UBS Commodity IndexSM (the “Index”). The return on the Securities is subject to, and will in no event exceed, the Return Barrier which is expected to be between 50.00% and 60.00% (the actual Return Barrier will be determined on the Trade Date) and accordingly, any return at maturity will not exceed the Return Barrier. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

Underlying Index	Return Barrier*	Index Starting Level*	Index Barrier*	CUSIP	ISIN
Dow Jones-UBS Commodity IndexSM	50.00%-60.00%	[•]	[•]	06739JSW4	US06739JSW44

*	The actual Return Barrier, Index Starting Level and Index Barrier will be determined on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, the index supplement dated February 10, 2009 and this free writing prospectus. See “Key Risks” on page FWP-6 of this free writing prospectus and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 200 Park Avenue—Attn: US InvSol Support, New York, NY 10166.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.175	$9.825
Total	$[•]	$[•]	$[•]

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated February 10, 2009:

http://idea.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Barrier Optimization Securities Linked to the Dow Jones-UBS Commodity IndexSM that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You seek an investment with a return linked to the performance of the Index and you believe the level of the Index will increase moderately over the term of the Securities—meaning that such an increase is unlikely to exceed the Return Barrier indicated herein at maturity.

♦

You are willing to and able to lose 1% of your principal amount for every 1% in Index Return below -10%, if the level of the Index never closes above the Index Barrier during the term of the Securities.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Securities to maturity and are aware that there may be little or no secondary market for the Securities.

♦	You are willing to invest in securities for which your potential return is capped at the Return Barrier.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦

You do not believe the level of the Index will moderately increase over the term of the Securities, or you believe the level of the Index will increase by more than the indicated Return Barrier at maturity.

♦

You seek an investment whose return is not subject to a cap that is equal to the Return Barrier which is expected to be between 50.00% and 60.00% (the actual Return Barrier will be determined on the Trade Date).

♦	You seek an investment that is 100% principal protected.

♦

You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by Barclays Bank PLC or another issuer with a similar credit rating.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the Securities to maturity.

♦	You are unwilling or unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Issue Price:	$10.00 per Security
Term:	18 months
Reference Asset[3]:	Dow Jones-UBS Commodity IndexSM (the “Index”)
Payment at Maturity (per $10.00)

You will receive a cash payment at maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is greater than zero and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate:

$10.00 + ($10.00

x Index Return x Participation Rate)

If the Index Return is between 0% and -10%, inclusive, and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount:

$10.00

If the Index Return is less than -10% and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return is less than -10%:

$10.00 + [$10.00

x (Index Return + 10%)]

If the Closing Level of the Index is above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount plus the Conditional Payment:

$10.00 + Conditional Payment

Participation Rate	100%
Conditional Payment	10.00% of the principal amount
Index Barrier	Index Starting Level x (1 + Return Barrier)
Return Barrier	50.00% to 60.00% (the actual Return Barrier will be determined on the Trade Date)
Protection[4]:	10.00%
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	The Closing Level of the Index on the Trade Date.
Index Ending Level	The Closing Level of the Index on the Final Valuation Date.
Closing Level	The Closing Level of the Index on any scheduled trading day as determined by the calculation agent based upon determinations with respect thereto made by the index sponsor and displayed on Bloomberg Professional® service page “DJUBS <INDEX>“.
Observation Period	The period beginning on, and including, the Trade Date and ending on, and including, the Final Valuation Date.

Determining Payment at Maturity

As such, you could lose up to 90% of the principal amount of your investment depending on how much the level of the Index decreases.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Securities will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]	For a description of further adjustments that may affect the Reference Asset, see “Security Market Disruption Events” in this free writing prospectus.
[4]	Principal protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due.

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Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to its Index Starting Level. We cannot predict the Index Ending Level on the Final Valuation Date or the Closing Level of the Index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities.

The following scenario analysis and examples assume an Index Starting Level of 132.918, a Participation Rate of 100.00%, a Return Barrier of 55.00%, an Index Barrier of 206.023 and a Conditional Payment of 10.00%, (the actual Return Barrier and Index Barrier will be determined on the Trade Date) and a range of possible index returns from +100.00% to -100.00%.

Example 1—The level of the Index increases from an Index Starting Level of 132.918 to an Index Ending Level of 159.502 and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period. The Index Return is calculated as follows:

(159.502 – 132.918) / 132.918 = 20.00%

Because the Index Return is greater than zero over the term of the Securities and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, the payment at maturity is calculated as follows:

$10.00 + ($10.00 x 20.00% x 100.00%) = $10.00 + $2.00 = $12.00

Example 2—The level of the Index decreases from an Index Starting Level of 132.918 to an Index Ending Level of 126.272 and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period. The Index Return is calculated as follows:

(126.272 – 132.918) / 132.918 = -5.00%

Because the Index Return is between 0% and -10%, inclusive, and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount, $10.00 (a zero return).

Example 3—The level of the Index decreases from an Index Starting Level of 132.918 to an Index Ending Level of 79.751 and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period. The Index Return is calculated as follows:

(79.751 – 132.918) / 132.918 = -40.00%

Because the Index Return is less than -10% and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security, you will receive an amount equal to the principal amount reduced by 1% for every 1% decrease in the Index Return below -10%, calculated as follows:

$10.00 + [$10.00 x (-40.00% + 10.00%)] = $10.00 + [$10.00 x -30%] = $10.00 –$3.00 = $7.00 (a 30% loss)

Example 4—The level of the Index increases from an Index Starting Level of 132.918 to an Index Ending Level of 212.669. Therefore, the Closing Level of the Index is above the Index Barrier on at least one day during the Observation Period. The Index Return is calculated as follows:

(212.669 – 132.918) / 132.918 = 60.00%

Because the Index has closed above the Index Barrier on at least one day during the Observation Period your return will equal the Conditional Payment and the payment at maturity is calculated as follows:

$10.00 + ($10.00 x 10.00%) = $10.00 + $1.00 = $11.00

Example 5—The level of the Index decreases from an Index Starting Level of 132.918 to an Index Ending Level of 89.055. In addition, the Closing Level of the Index is above the Index Barrier on at least one day during the Observation Period. The Index Return is calculated as follows:

(89.055 – 132.918) / 132.918= -33.00%

Because the Index has closed above the Index Barrier on at least one day during the Observation Period your return will equal the Conditional Payment and the payment at maturity is calculated as follows:

$10.00 + ($10.00 x 10.00%) = $10.00 + $1.00 = $11.00

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Scenario Analysis—hypothetical payment at maturity for each $10.00 principal amount of Securities

Index		Closing Level of the Index never above Index Barrier[1]		Closing Level of the Index above Index Barrier[2]
Index Ending Level	Index Return	Payment at Maturity	Securities Total Return at Maturity	Payment at Maturity	Securities Total Return at Maturity
265.836	100.00%	N/A	N/A	$11.00	10.00%
252.544	90.00%	N/A	N/A	$11.00	10.00%
239.252	80.00%	N/A	N/A	$11.00	10.00%
225.961	70.00%	N/A	N/A	$11.00	10.00%
212.669	60.00%	N/A	N/A	$11.00	10.00%
206.023	55.00%	$15.50	55.00%	$11.00	10.00%
199.377	50.00%	$15.00	50.00%	$11.00	10.00%
186.085	40.00%	$14.00	40.00%	$11.00	10.00%
172.793	30.00%	$13.00	30.00%	$11.00	10.00%
159.502	20.00%	$12.00	20.00%	$11.00	10.00%
146.210	10.00%	$11.00	10.00%	$11.00	10.00%
132.918	0.00%	$10.00	0.00%	$11.00	10.00%
119.626	-10.00%	$10.00	0.00%	$11.00	10.00%
106.334	-20.00%	$9.00	-10.00%	$11.00	10.00%
99.689	-25.00%	$8.50	-15.00%	$11.00	10.00%
93.043	-30.00%	$8.00	-20.00%	$11.00	10.00%
79.751	-40.00%	$7.00	-30.00%	$11.00	10.00%
66.459	-50.00%	$6.00	-40.00%	$11.00	10.00%
53.167	-60.00%	$5.00	-50.00%	$11.00	10.00%
39.875	-70.00%	$4.00	-60.00%	$11.00	10.00%
26.584	-80.00%	$3.00	-70.00%	$11.00	10.00%
13.292	-90.00%	$2.00	-80.00%	$11.00	10.00%
0.00	-100.00%	$1.00	-90.00%	$11.00	10.00%

[1]	The official Closing Level of the Index is never above the Index Barrier on any day during the Observation Period.
[2]	The official Closing Level of the Index is above the Index Barrier on any day during the Observation Period.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. This characterization relies, in part, on our understanding that the Securities will be marketed primarily to persons treated as cash-basis taxpayers for U.S. federal income tax purposes. If your Securities are treated as a pre-paid cash-settled executory contract with respect to the Index, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls.

Moreover, the tax consequences to you are particularly uncertain if the closing level of the Index is above the Index Barrier on any day during the Observation Period (a “Barrier Breach”). For example, if a Barrier Breach occurs, the Internal Revenue Service could assert that you should be treated as if you exchanged your executory contract with respect to the Index for a zero-coupon debt instrument. If you are so treated, you may be required to recognize gain or loss at such time and you may further be required to currently accrue ordinary income

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over the remaining term of the Securities or treat the amount received that is attributable to the Conditional Payment as ordinary income upon the sale or maturity of your Securities. Moreover, even if a deemed exchange is not deemed to occur following a Barrier Breach, you may still be required to recognize all or a portion of the amount of the Conditional Payment at such time or over the remaining term of the Securities and any amount attributable to the Conditional Payment may be treated as ordinary income. If you purchase the Securities after a Barrier Breach, the risk of a recharacterization of the Securities as a zero-coupon debt instrument and a tax treatment different than that described above is heightened and you are strongly urged to consult your tax advisor.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

Security Market Disruption Events and Adjustments—The final valuation date, the maturity date, the payment at maturity and the final level are subject to adjustment as described in the following sections:

♦

For a description of what constitutes a security market disruption event as well as the consequences of that security market disruption event, see “Security Market Disruption Events” in this free writing prospectus; and

♦

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

♦

Principal Protection Only Applies if You Hold the Securities to Maturity—You should be willing to hold the Securities to maturity. The partial principal protection feature only applies if you hold the Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell the Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the level of the Index has increased since the Trade Date.

♦

The Securities are Not Fully Principal Protected and You May Lose Up to 90% of Your Investment—The Securities are not fully principal protected. The Securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your Securities if the Closing Level of the Index is never greater than the Index Barrier on any day during the Observation Period and the Index Return is less than -10.00%. In that event, you will lose 1% of the original principal amount for each percentage point that the Index Return is below -10.00%. Accordingly, you may lose up to 90.00% of your investment in the Securities.

♦

Maximum Gain—You will not participate in any increase in the level of the Index beyond the Return Barrier which is expected to be between 50.00% and 60.00% (the actual Return Barrier will be determined on the Trade Date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE RETURN BARRIER.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.175 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer—The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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♦

Taxes—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	interest rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Supply of and demand for physical commodities tend to be particularly concentrated, so prices are likely to be volatile.—The prices of physical commodities, including the commodities underlying the Index Components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries. Certain commodities are used primarily in one industry, and fluctuations in levels of activity in (or the availability of alternative resources to) one industry may have a disproportionate effect on global demand for a particular commodity. Moreover, recent growth in industrial production and gross domestic product have made China and other developing nations oversized users of commodities and have increased the extent to which certain commodities rely on the those markets. Political, economic and other developments that affect those countries may affect the value of the Index Components and, thus, the value of the Securities linked to the Index. In addition, because certain of the commodities underlying the Index Components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply-related events in such countries or with such produces could have a disproportionate impact on the prices of such commodities and therefore the value of your Securities.

♦

Potential Barclays Bank PLC impact on price—Trading or transactions by Barclays Bank PLC or its affiliates in the contracts relating to the Index or the index components may adversely affect the market value of the contracts relating to the Index, the index components, the level of the Index, and, therefore, the market value of the Securities.

♦

As Index Sponsor, UBS AG, an affiliate of UBS Financial Services Inc., will have the Authority to Make Determinations that could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest.—UBS AG, an affiliate of UBS Financial Services Inc., is a sponsor of the Index (an “Index Sponsor”). The Index Sponsor is responsible for the composition, calculation and maintenance of the Index, including additions, deletions and the weightings of the components of the Index, all of which could affect the value of the Index and, therefore, could adversely affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. As more particularly discussed in “Dow Jones-UBS Commodity IndexSM” in this free writing prospectus, the Index Sponsor also has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may further adversely affect the value of the Securities.

Due to the role played by UBS AG, as Index Sponsor, and the exercise of the kinds of discretion described above and in “Dow Jones-UBS Commodity IndexSM” UBS Financial Services Inc, as distributor of the Securities, may have a significant conflicts of interest in light of the fact that it is an affiliate of UBS AG. The Index Sponsor has no obligation at any time to take into consideration your needs as holder of the Securities.

♦

Movements in the Index and Underlying Index Components Are Unpredictable.—Movements in the level of the Index and its underlying components are unpredictable and volatile and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether their levels, values or prices will rise or fall during the term of the Securities. Changes in the levels, values or prices will determine the amount of interest, payments at maturity, or other amounts payable on your Securities. Therefore these changes may result in the receipt of little or no interest or other payments on your Securities. As the Securities are linked to an Index whose level and underlying components may be unpredictable and volatile, we cannot guarantee that these changes will be beneficial to you, and therefore you may not receive any payment beyond your principal amount or may experience other losses in connection with your investment in the Securities.

♦

Suspensions or disruptions of market trading in the commodity markets and related futures markets, as well as price ceilings with respect to certain commodity contracts, may adversely affect the payment at maturity and/or the market value of the Securities.—The commodity markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract

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prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These factors could adversely affect the prices of the commodities that make up the Index and, therefore, could adversely the market value of your Securities.

♦

Lack of regulation of the Securities linked to the Index—The net proceeds to be received by us from the sale of Securities relating to one or more of the Index will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit. An investment in the Securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the Securities will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC”. We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the Securities will not be interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

♦

Future prices of the underlying commodities that are different relative to their current prices may result in a reduced amount payable at maturity.—The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Index, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption.

♦

The Index may in the future include contracts that are not traded on regulated futures exchanges.—The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

♦

Commodity prices may change unpredictably, affecting the value of the Index and the value of your Securities in unforeseeable ways.—Trading in futures contracts on physical commodities, including trading in the Index Components, is speculative and can be extremely volatile. Market prices of the commodities underlying the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the Index and the value of your Securities in varying ways, and different factors may cause the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

♦

You will not receive interest payments or have rights in the exchange-traded futures contracts constituting the Index Components.—You will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Components or commodities underlying the Index Components.

♦

UBS may be required to replace a designated contract if the existing futures contract is terminated or replaced.—A futures contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the Index Components. Data concerning this designated contract will be used to calculate the Index. If a designated contract were to be terminated or replaced in accordance with the rules described under the Dow Jones-UBS Commodity Index Handbook, a comparable futures contract would be selected by the Supervisory Committee, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

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♦

Data sourcing, calculation and concentration risks associated with the Index may adversely affect the market price of the Securities.—Because the Securities are linked to the Index, which is composed of a basket of exchange-traded futures contracts on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the Index Components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. Additionally, UBS may not discover every discrepancy. Furthermore, the annual weightings for the Index are determined each year, typically in June or July, by UBS under the supervision of the Dow Jones-UBS Commodity Index Supervisory Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, the exchange-traded commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors. An investment in the Securities may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

Security Market Disruption Events

The calculation agent will determine the value of the Index on the final valuation date. The final valuation date may be postponed and thus the determination of the value of the Index may be postponed if the calculation agent determines that on the final valuation date a market disruption event has occurred or is continuing in respect of any index component. If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled final valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five business days.

If the final valuation date is postponed until the fifth business day following the scheduled final valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day.

Any of the following will be a market disruption event:

♦

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

♦

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

♦

failure by the index sponsor to publish the closing value of the Index or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or

♦

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

♦

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦	a decision by a trading facility to permanently discontinue trading in any index component.

Dow Jones-UBS Commodity IndexSM

We have derived all information regarding the Index contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. All information regarding the Dow Jones-UBS Commodity IndexSM (the “Commodity Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”), and UBS Securities, LLC. (“UBS” and together with Dow Jones, the “Index Sponsors”).

The Commodity Index is calculated and maintained by Dow Jones in conjunction with UBS. The Commodity Index is reported by Bloomberg under the ticker symbol “DJUBS <Index>“. The Commodity Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities (each, an “Index Component”). An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.

The 19 Commodity Index commodities selected for 2009 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The methodology for determining the composition and weighting of the Commodity Index and for calculating its value is subject to modification by Dow Jones and UBS, at any time. At present, Dow Jones disseminates the Commodity Index value approximately every fifteen (15) seconds from 8:00 a.m. to 3:00 p.m., New York City time, and publishes a daily Commodity Index value at approximately 5:00 p.m., New York City time, on each DJ-UBS Business Day on its website at http://www.djindexes.com. A DJ-UBS Business Day is a day on which the sum of the Commodity Index Percentages (as defined below in “—Annual Reweightings and Rebalancings of the Commodity Index”) for the Commodity Index commodities that are open for trading is greater than 50%. For example, based on the weighting of the Commodity Index

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commodities for 2009, if the CME Group (formerly the Chicago Board of Trade, or CBOT) and the New York Mercantile Exchange (“NYMEX”) are closed for trading on the same day, a DJ-UBS Business Day will not exist. UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Commodity Index, as well as commodities, including commodities included in the Commodity Index. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Commodity Index. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the Commodity Index and related indices, and UBS and Dow Jones and their respective affiliates may license the Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index Components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Commodity Index, which in turn may affect the value of the Commodity Index. With respect to any of the activities described above, none of UBS, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time. Indices published by the Index Sponsors are calculated on both an excess return and total return basis. Because the Commodity Index is an excess return index, it reflects the return of underlying commodity futures price movements only. This is in contrast to the total return indexes published by the Index Sponsors which reflect the return on fully-collateralized futures positions.

The Dow Jones-UBS Commodity Index Supervisory and Advisory Committees

Dow Jones and UBS use a two-tier structure comprised of a Supervisory Committee and an Advisory Committee, to oversee the Commodity Index. The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Commodity Index, while also providing a mechanism for more rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect the Commodity Index. The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones. The Supervisory Committee will make all final decisions relating to the Commodity Index, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory Committee and the Advisory Committee meet annually in June or July to consider any changes to be made to the Commodity Index for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Commodity Index. As described in more detail below, the Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June or July by UBS under the supervision of the Supervisory Committee and implemented the following January. The composition of the Commodity Index for 2009 was approved by the Supervisory Committee following a meeting held in August 2008. Following are the target composition percentages calculated for the Commodity Index for 2009:

Commodity	Weighting
Crude Oil	13.7526330%
Natural Gas	11.8900640%
Soybeans	7.5994330%
Gold	7.8627470%
Aluminum	6.9991660%
Copper	7.3065410%
Corn	5.7214090%
Live Cattle	4.2853450%
Wheat	4.7962120%
Unleaded Gasoline	3.7091280%
Heating Oil	3.6481740%
Sugar	2.9931550%
Zinc	3.1424310%
Coffee	2.9726400%
Soybean Oil	2.8828690%
Nickel	2.8827230%
Silver	2.8913020%
Lean Hogs	2.3988780%
Cotton	2.2651500%

The current composition of the Commodity Index is described below in “—Composition of the Commodity Index”.

Four Main Principles Guiding the Creation of the Commodity Index

The Commodity Index was created using the following four main principles:

♦

Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Commodity Index uses both liquidity data and U.S. dollar weighted production data in determining the relative quantities of included commodities. The Commodity

Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain

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commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

♦

Diversification. A second major goal of the Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Commodity Index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

♦

Continuity. The third goal of the Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Commodity Index from year to year. The Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Commodity Index.

♦

Liquidity. Another goal of the Commodity Index is to provide a highly liquid benchmark. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Commodity Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data. These principles represent goals of the Commodity Index, its creators and owners and there can be no assurance that these goals will be reached by either Dow Jones or UBS.

Composition of the Commodity Index

Commodities Available for Inclusion in the Commodity Index

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Commodity Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. The 23 potential commodities currently considered for inclusion in the Commodity Index are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 Commodity Index commodities selected for 2009 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, live cattle, lean hogs, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a designated contract is selected for each commodity. Where the Supervisory Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for a commodity, the Supervisory Committee selects the futures contract traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). If more than one such contract exists, the Supervisory Committee selects the most actively traded contract. Data concerning this designated contract will be used to calculate the Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The designated contracts for the commodities included in the Commodity Index for 2009 are as follows:

Commodity Index Breakdown by Commodity

Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	6.9991660%
Coffee	Coffee “C”	CSCE	37,500 lbs	U.S. cents/pound	2.9726400%
Copper	Copper*	COMEX	25,000 lbs	U.S. cents/pound	7.3065410%
Corn	Corn	CME Group	5,000 bushels	U.S. cents/bushel	5.7214090%
Cotton	Cotton	NYCE	50,000 lbs	U.S. cents/pound	2.2651500%
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	USD/barrel	13.7526330%
Gold	Gold	COMEX	100 troy oz.	USD/troy oz.	7.8627470%
Heating Oil	Heating Oil	NYMEX	42,000 gallons	U.S. cents/gallon	3.6481740%
Live Cattle	Live Cattle	CME	40,000 lbs	U.S. cents/pound	4.2853450%
Lean Hogs	Lean Hogs	CME	40,000 lbs	U.S. cents/pound	2.3988780%
Natural Gas	Henry Hub Natural Gas	NYMEX	Gas 10,000 mmbtu	USD/mmbtu	11.8900640%
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.8827230%
Silver	Silver	COMEX	5,000 troy oz.	U.S. cents/troy oz.	2.8913020%
Soybeans	Soybeans	CME Group	5,000 bushels	U.S. cents/bushel	7.5994330%
Soybean Oil	Soybean Oil	CME Group	60,000 lbs	U.S. cents/pound	2.8828690%
Sugar	World Sugar No. 11	CSCE	112,000 lbs	U.S. cents/pound	2.9931550%
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	42,000 gal	U.S. cents/gallon	3.7091280%
Wheat	Wheat	CME Group	5,000 bushels	U.S. cents/bushel	4.7962120%
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	3.1424310%

*	The Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting of the Commodity Index

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Commodity Group

For the purposes of applying the diversification rules discussed above and below, the commodities considered for inclusion in the Commodity Index are assigned to “Commodity Groups”. The Commodity Groups and their effective target rounded weightings for 2009 are as follows:

Commodity Index Breakdown by Commodity Group

Energy (currently including crude oil, heating oil, natural gas and unleaded gasoline):	33.0%
Grains (currently including corn, soybeans, wheat and soybean oil):	21.0%
Industrial Metals (currently including aluminum, copper, nickel and zinc):	20.3%
Precious Metals (currently including gold and silver):	10.8%
Softs (currently including coffee, cotton and sugar):	8.3%
Livestock (currently including lean hogs and live cattle):	6.7%

Annual Reweightings and Rebalancings of the Commodity Index

The Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June or July by UBS under the supervision of the Supervisory Committee, reviewed at a meeting of the Supervisory and Advisory Committees and announced following approval by the Supervisory Committee and implemented the following January. The composition of the Commodity Index for 2009 was approved by the Supervisory Committee at a meeting held in August 2008. The Commodity Index composition is set forth above in “—Composition of the Commodity Index”.

Determination of Relative Weightings

In determining which commodities will be included in the Commodity Index and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 23 commodities designated for potential inclusion in the Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic U.S. dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Commodity Index.

The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Commodity Index and their respective percentage weights.

Diversification Rules

The Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Commodity Index as of January of the applicable year:

♦	No related group of commodities designated as a “Commodity Group” (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Commodity Index.

♦	No single commodity may constitute more than 15% of the Commodity Index.

♦	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Commodity Index.

♦	No single commodity that is in the Commodity Index may constitute less than 2% of the Commodity Index.

Following the annual reweighting and rebalancing of the Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Commodity Index by calculating the new unit weights for each Commodity Index commodity. On the date near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for designated contracts included in the Commodity Index, are used to determine a CIM for each Commodity Index commodity. This CIM is used to achieve the percentage weightings of the Commodity Index commodities, in U.S. dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Commodity Index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

The Commodity Index Is a Rolling Index

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The roll for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position and the Commodity Index is a “rolling index”.

Calculations

The Commodity Index is calculated by Dow Jones, in conjunction with UBS, by applying the impact of the changes to the futures prices of commodities included in the Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the value of the Commodity Index is a mathematical process whereby the products of the CIM for and the contract price in U.S. dollars on each Commodity Index commodity are summed. Two such summations are made in

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parallel: first, using contracts with nearby settlement dates for each Commodity Index commodity; and second, using contracts with deferred settlement dates for each Commodity Index commodity. During the first five business days of each calendar month, the value of the Commodity Index is adjusted daily by the percentage change of the sum calculated using nearby settlement dates. During the subsequent five-day rollover period, the value of the Commodity Index is adjusted daily by reference to the sums calculated for both nearby settlement dates and deferred settlement dates, according to pre-determined roll percentages that gradually favor the deferred settlement date sums. Following the five-day rollover period, daily adjustments for the remainder of the calendar month are made using the sum calculated using deferred settlement dates. Dow Jones disseminates the Commodity Index value approximately every fifteen (15) seconds (assuming the Commodity Index value has changed within such fifteen second interval) from 8:00 a.m. to 3:00 p.m. New York City time and publishes a daily Commodity Index value at approximately 4:00 p.m. New York City time on each DJ-UBS Business Day on its website at http://www.djindexes.com.

Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Commodity Index may be adjusted in the event that UBS determines that any of the following index calculation disruption events exists:

♦	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on that day;

♦	the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day’s settlement price;

♦	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index; or

♦

with respect to any futures contract used in the calculation of the Commodity Index that trades on the LME, a business day on which the LME is not open for trading. Additional information on the Commodity Index is available on the following website: http://www.djindexes.com.

License Agreement

Dow Jones, UBS, and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use each of the Indices.

“Dow Jones®,” “DJ®” “UBS®,” “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM” and “Dow Jones-UBS Commodity Index Total ReturnSM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such securities. None of Dow Jones, UBS AG, UBS Securities, or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Dow Jones, UBS

AG, UBS Securities or any of their respective subsidiaries or affiliates to Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks and of the Indices, which are determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Barclays Bank PLC or the Securities . Dow Jones and UBS Securities have no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the Index. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to securities customers, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Securities issued by Licensee, but which may be similar to and competitive with the Securities. In addition, UBS AG, UBS Securities and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Indices), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM, and Securities.

This free writing prospectus relates only to the Securities and does not relate to the exchange-traded physical commodity underlying the components of the Indices. Purchasers of the Securities should not conclude that the inclusion of a futures contract in an index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates. The information in the free writing prospectus regarding the exchange-traded futures contracts which comprise the Indices has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Indices. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Indices, including without limitation a description of factors that affect the prices of such exchange-traded futures contract, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF BARCLAYS BANK PLC’S SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

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RESPECT TO THE INDICES OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND BARCLAYS BANK PLC, OTHER THAN UBS AG.

Historical Information

Since its inception, the Dow Jones-UBS Commodity IndexSM has experienced significant fluctuations. Any historical upward or downward trend in the value of the Dow Jones-UBS Commodity IndexSM during any period shown below is not an indication that the value of the Dow Jones-UBS Commodity IndexSM is more or less likely to increase or decrease at any time during the term of the Dow Jones-UBS Commodity IndexSM Securities. The historical levels do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Dow Jones-UBS Commodity IndexSM or its index components will result in holders of the Dow Jones-UBS Commodity IndexSM Securities receiving a positive return on their investment.

The following graph sets forth the historical performance of the Dow Jones-UBS Commodity IndexSM based on the weekly closing levels of the Dow Jones-UBS Commodity IndexSM from April 4, 1997 through August 5, 2009. The closing level of the Index on August 5, 2009 was 132.918.

We obtained the closing levels of the Dow Jones-UBS Commodity IndexSM below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Dow Jones-UBS Commodity IndexSM should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Dow Jones-UBS Commodity IndexSM will result in the return of any of your initial investment.

Dow Jones-USB Commodity IndexSM Historical Performance

April 4, 1997 - August 6, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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